Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Form 20-F/A-3 of our report dated February 4, 2022, relating to the financial statements of Origin Agritech Limited as of September 30, 2021 and 2020 and to all references to our firm included in this Registration Statement.

/S/ B F Borgers CPA PC

Certified Public Accountants
Lakewood, CO
October 12, 2022